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                                                                       Exhibit 9


January 31, 2002


Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Madam/Sir:

Referring to this Registration Statement on behalf of Variable Separate Account (the "Account") and the Registration Statement on Form N-4 filed January 31, 2002 (the "Registration Statement") on behalf of Variable Separate Account and having examined and being familiar with the Articles of Incorporation and By-Laws of AIG SunAmerica Life Assurance Company (formerly known as and doing business as Anchor National Insurance Company)("AIG SunAmerica"), the applicable resolutions relating to the Account and other pertinent records and documents, I am of the opinion that:

      1) AIG SunAmerica is a duly organized and existing stock life insurance company under the laws of the State of Arizona;

      2) the Account is a duly organized and existing separate account of AIG SunAmerica;

      3) the annuity contracts being registered by the Registration Statements will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of AIG SunAmerica, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

I am licensed to practice only in the State of California, and the foregoing opinions are limited to the laws of the State of California, the general opinions are limited to the laws of the State of California, the general corporate law of the State of Arizona and federal law. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement on Form N-4 of the Account.

Very truly yours,


/s/ Christine A. Nixon
Christine A. Nixon
Vice President, General Counsel & Secretary
AIG SunAmerica Life Assurance Company